Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pension and Profit Sharing Committee
Macy's, Inc.:
The May Department Stores Company Profit Sharing Plan:

We consent to the incorporation by reference in the registration statement (No. 333-127942) on Form S-8 of Macy's, Inc. of our report dated June 25, 2007, with respect to the Statements of Net Assets Available for Benefits of The May Department Stores Company Profit Sharing Plan as of December 31, 2006 and 2005, and the related Statements of Changes in Net Assets Available for Benefits for the years then ended, which report appears in the December 31, 2006 annual report on Form 11-K of The May Department Stores Company Profit Sharing Plan.

/s/ KPMG LLP

Cincinnati, Ohio
June 25, 2007